UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

______________________

Hurco Companies, Inc.

(Exact name of Registrant as specified in its charter)

______________________

Indiana (State or other jurisdiction of incorporation or organization)	35-1150732 (I.R.S. Employer Identification No.)
One Technology Way Indianapolis, Indiana 46268 (Address of principal executive offices) (Zip Code)

Hurco Companies, Inc.

2016 Equity Incentive Plan

(Full title of the plan)

Sonja K. McClelland
Executive Vice President, Treasurer and Chief Financial Officer
One Technology Way

Indianapolis, Indiana 46268

(Name and address of agent for service)

(317) 293-5309

(Telephone number, including area code, of agent for service)

Copy to:
Christine G. Long Faegre Drinker Biddle & Reath LLP 600 E. 96th Street, Suite 600 Indianapolis, Indiana 46240 (317) 569-9600

______________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, this Registration Statement is filed to register an additional 850,000 shares of the common stock, no par value per share (“Common Stock”), of Hurco Companies, Inc. (the “Company”) reserved for issuance under the Hurco Companies, Inc. 2016 Equity Incentive Plan, as amended and restated as of March 10, 2022 (the “Plan”). Shares of the Company’s Common Stock issuable under the Plan were previously registered pursuant to a Registration Statement on Form S-8 (No. 333-210072) filed with the Securities and Exchange Commission (the “Commission”) on March 10, 2016. Such Registration Statement is currently effective and the contents thereof are incorporated herein by reference except to the extent that such content is superseded by the items appearing below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement (other than portions of documents filed with the Commission which are furnished, but not filed, pursuant to applicable rules promulgated by the Commission) and made a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2021, filed with the Commission on January 7, 2022, which incorporates by reference certain portions of the Company’s definitive proxy statement for its 2022 annual meeting of shareholders;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2022 filed with the Commission on March 4, 2022;

(c)	The Company’s Current Reports on Form 8-K filed with the Commission on November 17, 2021 and December 23, 2021; and

(d)

The description of the Company’s Common Stock contained in a registration statement filed pursuant to the Exchange Act, together with any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to filing a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents, except for the documents, or portions thereof, that are “furnished” (e.g., the portions of those documents set forth under Items 2.02 or 7.01 of Form 8-K or other information “furnished” to the Commission rather than filed with the Commission). Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 6.	Indemnification of Directors and Officers.

Chapter 37 of the Indiana Business Corporation Law (the “IBCL”) authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers or directors are made a party by reason of their relationship to the corporation. Officers and directors may be indemnified where they have acted in good faith, which means, in the case of official action, they reasonably believed the conduct was in the corporation’s best interests, and in all other cases, they reasonably believed the conduct was at least not opposed to the best interests of the corporation, and in the case of criminal proceedings they had reasonable cause to believe the conduct was lawful or there was no reasonable cause to believe the conduct was unlawful. Chapter 37 also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding. Chapter 37 states that the indemnification provided for therein is not exclusive of any other rights to which a person may be entitled under the articles of incorporation, by-laws or resolutions of the board of directors or shareholders.

The Company’s Amended and Restated By-Laws require that the Company, to the fullest extent permitted by the IBCL, indemnify any person who is made a party to or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, against certain liabilities incurred by him or her in connection with such proceeding if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The Company maintains directors’ and officers’ liability insurance policies, which insure against liabilities that directors or officers may incur in such capacities. These insurance policies may be sufficiently broad to permit indemnification of the Company’s directors and officers for liabilities, including reimbursement of expenses incurred, arising under the securities laws or otherwise.

Item 8.	Exhibits.

Exhibit No.		Description

4.1		Amended and Restated Articles of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended July 31, 1997.
4.2		Amended and Restated By-Laws of the Registrant as amended through March 12, 2021, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on March 12, 2021.
4.3

Hurco Companies, Inc. 2016 Equity Incentive Plan, as amended and restated as of March 10, 2022 (incorporated by reference to Appendix A to the Company’s definitive proxy statement for its 2022 annual meeting of shareholders filed on January 24, 2022).

5.1	*	Opinion of Faegre Drinker Biddle and Reath LLP
23.1	*	Consent of Faegre Drinker Biddle and Reath LLP (included in Exhibit 5.1)
23.2	*	Consent of Independent Registered Public Accounting Firm, RSM US LLP
24.1	*	Powers of Attorney (included on the signature page of this Form S-8)
107	*	Filing Fee Table

*	Filed herewith.

Item 9.Undertakings.

(a)The Company hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on March 10, 2022.

HURCO COMPANIES, INC.

By	/s/ Sonja K. McClelland
Sonja K. McClelland
Executive Vice President, Treasurer and Chief Financial Officer

POWERS OF ATTORNEY

Each of the undersigned hereby appoints Gregory S. Volovic and Sonja K. McClelland, and each of them (with full power to act alone), as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act any and all amendments and exhibits to this registration statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons, representing a majority of the Board of Directors, in the capacities indicated on the date indicated.

Signature	Title	Date

/s/ Gregory S. Volovic	Chief Executive Officer and President and Director (Principal Executive Officer)	March 10, 2022
Gregory S. Volovic

/s/ Sonja K. McClelland	Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer)	March 10, 2022
Sonja K. McClelland

/s/ HaiQuynh Jamison	Corporate Controller (Principal Accounting Officer)	March 10, 2022
HaiQuynh Jamison

/s/ Michael Doar	Executive Chairman of the Board	March 10, 2022
Michael Doar

/s/ Thomas A. Aaro	Director	March 10, 2022
Thomas A. Aaro

/s/ Cynthia Dubin	Director	March 10, 2022
Cynthia Dubin

/s/ Timothy J. Gardner	Director	March 10, 2022
Timothy J. Gardner

/s/ Jay C. Longbottom	Director	March 10, 2022
Jay C. Longbottom

/s/ Richard Porter	Director	March 10, 2022
Richard Porter

/s/ Janaki Sivanesan	Director	March 10, 2022
Janaki Sivanesan